Exhibit 10.37

SECOND AMENDMENT TO CREDIT AGREEMENT

THIS SECOND AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated as of December 13, 2004, entered into by and among the lenders identified on the signature pages hereof (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), WELLS FARGO FOOTHILL, INC., a California corporation (“WFF”), as the arranger and administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Agent”), and INFOCUS CORPORATION, an Oregon corporation (“Borrower”).

RECITALS

A.                                   Borrower and WFF, in its capacity as Agent and a Lender, previously entered into that certain Credit Agreement dated as of October 25, 2004 (as amended by that First Amendment to Credit Agreement, Security Agreement and Waiver, dated as of December 3, 2004, entered into by and among the Borrower and WFF, in its capacity as Agent and a Lender, collectively, the “Credit Agreement”), pursuant to which the Lenders have made certain loans and financial accommodations available to Borrower.  Terms used herein without definition shall have the meanings ascribed to them in the Credit Agreement.

B.                                     Borrower intends to enter into that certain Shareholders Agreement (the “Shareholders Agreement”) by and among Borrower, a subsidiary of Borrower to be formed under the laws of the Cayman Islands (“InFocus Cayman”), TCL Corporation, a company organized under the laws of the People’s Republic of China (“TCL”), TCL Optoelectronic Tech (Shenzhen) Co., Ltd., a limited liability company organized under the laws of the People’s Republic of China (“TCL Optoelectronic”), pursuant to which, among other things, InFocus Cayman and TCL Optoelectronic shall establish South Mountain Technologies, Ltd., a limited liability company organized under the laws of the Cayman Islands (the “JV Company”) as a joint venture owned 50% by InFocus Cayman and 50% by TCL Optoelectronic (the “JV Investment”).

C.                                     Pursuant to the Shareholders Agreement, Borrower intends to enter into a Technology License Agreement (the “License Agreement” and together with the Shareholders Agreement and any other document related thereto, collectively, the “JV Investment Documents”) with JV Company, pursuant to which, among other things, Borrower shall license certain intellectual property to the JV Company.

D.                                    Borrower has requested that Agent and the Lender Group (i) waive the requirement that Borrower shall have Excess Availability plus Qualified Cash of $25,000,000 (y) for the 30 consecutive day period immediately prior to giving effect to an Investment permitted under clause (g) of the defined term “Permitted Investments” and (z) immediately after giving effect to such Investment (the “Liquidity Test”), (ii) permit Borrower to enter into the License Agreement and (iii) amend the Credit Agreement on the terms and conditions set forth herein.

E.                                      Borrower is entering into this Amendment with the understanding and agreement that, except as specifically provided herein, none of Agent’s and Lender Group’s rights or remedies as set forth in the Credit Agreement is being waived or modified by the terms of this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.                                       Amendments to Credit Agreement.

(a)                                  The following shall be added to the definition of “Permitted Dispositions” as set forth in Schedule 1.1 of the Credit Agreement:

“(f)                              the licensing of patents, trademarks, copyrights and other intellectual property rights as evidenced in that certain Technology License Agreement, in the form provided to and approved by Agent, without any amendments, supplements, waivers or modifications, entered into by and between the Borrower and South Mountain Technologies, Ltd., a limited liability company organized under the laws of the Cayman Islands.”

(b)                                 Schedule 5.2 to the Credit Agreement is hereby amended by adding the following item thereto:

as soon as available, but in any event within 30 days after the end of each fiscal quarter during each of Borrower’s fiscal years	(o) an Inventory channel report of the Borrower reflecting the Inventory sold to customers.

(c)                                  Schedule 5.3 of the Credit Agreement, the form of which is attached to this Amendment as Schedule 5.3, is replaced by Schedule 5.3 hereto.

2.                                       Additional Agreements.  Notwithstanding the terms of clause (g) of the defined term “Permitted Investments” set forth in the Credit Agreement, Borrower shall be permitted to (a) make up to $1,500,000 of the JV Investment so long as such Investment is made prior to January 31, 2005 and (b) subject to the limits set forth in such clause (g) of the definition of “Permitted Investments”, shall be permitted to make an additional Investment in respect of the JV Investment upon Agent’s receipt of (i) a copy of the final JV Investment Documents, each in form and substance satisfactory to Agent and (ii) to the extent there are any updates thereto, updated copies of the Projections and projections for the JV Company as presented to the Board of Directors of the JV Company, each in form and substance (including as to scope and underlying assumption) satisfactory to Agent.  Nothing contained herein shall be deemed to increase the amount of Investments permitted to be made by the Borrower pursuant to the aforementioned clause (g) of the defined term “Permitted Investments.”

3.                                       Waiver of the Liquidity Test.  The Lender Group hereby waives enforcement of the Liquidity Test only for the period commencing as of the date hereof and ending on January 14, 2005; provided, however, nothing herein shall be deemed a waiver with respect to any other failure of Borrower to comply fully with the provisions set forth in the defined term of “Permitted Investments”, Section 6.12 of the Credit Agreement (as amended or modified by this Amendment) and any other provision of the Loan Documents (as amended or modified by this Amendment).  This waiver shall be effective only with respect to the specific JV Investment, and in no event shall this waiver be deemed to be a waiver of enforcement of the Lender Group’s  rights with respect to any other provision set forth in the Loan Documents (as amended or modified by this Amendment).  Nothing contained in this Amendment nor any communications between Borrower and Lender Group or Agent shall be a waiver of any rights or remedies Lender Group has or may have against Borrower, except as specifically provided herein.  Except as specifically provided herein, Agent and Lender Group hereby reserve and preserve all of their rights and remedies against Borrower under the Credit Agreement and the other Loan Documents.

4.                                       Effectiveness of this Amendment.  Agent must have received the following items, in form and content acceptable to Agent, before this Amendment, and the waivers provided for herein, are effective.

(a)                                  Amendment; Acknowledgements and Releases.  This Amendment fully executed in a sufficient number of counterparts for distribution to all parties.

(b)                                 All Documents and Legal Matters.  All other documents and legal matters in connection with the transactions contemplated by this Amendment shall have been delivered or executed or recorded.

5.                                       Representations and Warranties.  Borrower represents and warrants as follows:

(a)                                  Authority.  Borrower has the requisite corporate power and authority to execute and deliver this Amendment, and to perform its obligations hereunder and under the Loan Documents (as amended or modified hereby) to which it is a party.  The execution, delivery and performance by Borrower of this Amendment have been duly approved by all necessary corporate action and no other corporate proceedings are necessary to consummate such transactions.

(b)                                 Enforceability.  This Amendment has been duly executed and delivered by Borrower.  This Amendment and each Financing Agreement (as amended or modified hereby) is the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, and is in full force and effect.

(c)                                  Representations and Warranties.  The representations and warranties contained in each Loan Document (other than any such representations or warranties that, by their terms, are specifically made as of a date other than the date hereof) are correct on and as of the date hereof as though made on and as of the date hereof.

(d)                                 Due Execution.  The execution, delivery and performance of this Amendment are within the power of Borrower, have been duly authorized by all necessary corporate action, have received all necessary governmental approval, if any, and do not contravene any law or any contractual restrictions binding on Borrower.

(e)                                  No Default.  After giving effect to the waivers contained in this Amendment, no event has occurred and is continuing that constitutes an Event of Default.

6.                                       Choice of Law.  The validity of this Amendment, its construction, interpretation and enforcement, the rights of the parties hereunder, shall be determined under, governed by, and construed in accordance with the internal laws of the State of New York governing contracts only to be performed in that State.

7.                                       Counterparts.  This Amendment may be executed in any number of counterparts and by different parties and separate counterparts, each of which when so executed and delivered, shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument.  Delivery of an executed counterpart of a signature page to this Amendment by telefacsimile shall be effective as delivery of a manually executed counterpart of this Amendment.

8.                                       Reference to and Effect on the Loan Documents.

(a)                                  Upon and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the other Loan Documents to “the Credit Agreement”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement as modified and amended hereby.

(b)                                 Except as specifically amended above, the Credit Agreement and all other Loan Documents, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed and shall constitute the legal, valid, binding and enforceable obligations of Borrower to the Lender Group.

(c)                                  The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Agent  and Lender Group under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

(d)                                 To the extent that any terms and conditions in any of the Loan Documents shall contradict or be in conflict with any terms or conditions of the Credit Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified or amended accordingly to reflect the terms and conditions of the Credit Agreement as modified or amended hereby.

9.                                       Ratification.  Borrower hereby restates, ratifies and reaffirms each and every term and condition set forth in the Credit Agreement, as amended hereby, and the Loan Documents effective as of the date hereof.

10.                                 Estoppel.  To induce Agent and Lender Group to enter into this Amendment and to continue to make advances to Borrower under the Credit Agreement, Borrower hereby acknowledges and agrees that, as of the date hereof, there exists no right of offset, defense, counterclaim or objection in favor of Borrower as against any Lender with respect to the Obligations.

11.                                 Integration.  This Amendment, together with the other Loan Documents, incorporates all negotiations of the parties hereto with respect to the subject matter hereof and is the final expression and agreement of the parties hereto with respect to the subject matter hereof.

12.                                 Severability.  In case any provision in this Amendment shall be invalid, illegal or unenforceable, such provision shall be severable from the remainder of this Amendment and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

13.                                 Submission of Amendment.  The submission of this Amendment to the parties or their agents or attorneys for review or signature does not constitute a commitment by Agent or Lender Group to waive any of their rights and remedies under the Loan Documents, and this Amendment shall have no binding force or effect until all of the conditions to the effectiveness of this Amendment have been satisfied as set forth herein.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first above written.

INFOCUS CORPORATION,
an Oregon corporation

By:	/s/Michael Yonker
Name: Michael Yonker
Title: Chief Financial Officer

WELLS FARGO FOOTHILL, INC.,
a California corporation, as Agent and a Lender

By:	/s/ Todd Nakamoto
Name: Todd Nakamoto
Title: Vice President

SCHEDULE 5.3

Deliver to Agent, with copies to each Lender, each of the financial statements, reports, or other items set forth set forth below at the following times in form satisfactory to Agent:

as soon as available, but in any event within 30 days after the end of each month during each of Borrower’s fiscal years

(a)  an unaudited consolidated balance sheet, income statement, and statement of cash flow covering Borrower’s and its Subsidiaries’ operations during such period,

(b)  a Compliance Certificate, and

(c)  a company prepared consolidated and consolidating balance sheet, income statement, and statement of cash flow covering South Mountain Technologies, Ltd., a limited liability company organized under the laws of the Cayman Islands, and its Subsidiaries.

as soon as available, but in any event within 45 days after the end of each fiscal quarter during each of Borrower’s fiscal years

(d)  an unaudited consolidated and consolidating balance sheet, income statement, and statement of cash flow covering Borrower’s and its Subsidiaries’ operations during such period, and

(e)  a Compliance Certificate.

as soon as available, but in any event within 90 days after the end of each of Borrower’s fiscal years

(f) consolidated and consolidating financial statements of Borrower and its Subsidiaries for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Agent and certified, without any qualifications (including any (A) “going concern” or like qualification or exception, (B) qualification or exception as to the scope of such audit, or (C) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 6.16), by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, and statement of cash flow and, if prepared, such accountants’ letter to management),

(g)  consolidated and consolidating financial statements of South Mountain Technologies, Ltd., a limited liability company organized under the laws of the Cayman Islands, and its Subsidiaries (if any), for each of its fiscal years beginning with its fiscal year ending 2005, audited by independent certified public accountants reasonably acceptable to Agent and certified, without any qualifications (including any qualification or exception as to the scope of such audit), by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, and statement of cash flow and, if prepared, such accountants’ letter to management), and

(h)  a Compliance Certificate.

as soon as available, but in any event within 15 days prior to the start of each of Borrower’s fiscal years,

(i)  copies of Borrower’s Projections, in form and substance (including as to scope and underlying assumptions) satisfactory to Agent, in its Permitted Discretion, for the forthcoming 2 years, year by year, and for the forthcoming fiscal year, on a quarterly basis, certified by the chief financial officer of Borrower as being such officer’s good faith estimate of the financial performance of Borrower during the period covered thereby.

as soon as available, but	(j) copies of the projections for South Mountain Technologies, Ltd., a limited liability in any event within 30 days after the end of each fiscal quarter,

company organized under the laws of the Cayman Islands, and its Subsidiaries in form and substance (including as to scope and underlying assumptions) satisfactory to Agent, in its Permitted Discretion, for the forthcoming four quarters, on a quarterly basis.

if and when filed by Borrower,

(k)  Form 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports,

(l)  any other filings made by Borrower with the SEC, and

(m)  any other information that is provided by Borrower to its shareholders generally.

promptly, but in any event within 5 days after Borrower has knowledge of any event or condition that constitutes a Default or an Event of Default,	(n) notice of such event or condition and a statement of the curative action that Borrower proposes to take with respect thereto.

promptly after the commencement thereof, but in any event within 5 days after the service of process with respect thereto on Borrower or any of its Subsidiaries,

(o)  notice of all actions, suits, or proceedings brought by or against Borrower or any of its Subsidiaries before any Governmental Authority which reasonably could be expected to result in a Material Adverse Change.

upon the request of Agent,	(p) any other information reasonably requested relating to the financial condition of Borrower or its Subsidiaries.